EXHIBIT 10.06

DSL.NET, INC.
50 Barnes Park North, Suite 104
Wallingford, CT 06492

July 25, 2006

David F. Struwas
c/o DSL.net, Inc.
50 Barnes Park North
Suite 104
Wallingford, CT 06492

Mr. Struwas:

You have been identified to receive cash compensation under this agreement in recognition of your value to DSL.net, Inc. (the “Company”) in connection with our pursuit of strategic or financing alternatives for the Company and in anticipation of your expected contributions to the Company during the critical near term in support of those efforts. This cash compensation is being made available to you in recognition of your unique knowledge and skills and in consideration for your continuing loyalty and dedication to the Company during this important period, and is in addition to your current compensation and any other benefits to which you are or may become entitled.

The compensation payable hereunder is a fixed gross dollar amount, subject to all applicable withholdings. The compensation amount, totaling $52,000, will be paid to you by the Company in lump sum, no later than the next regularly scheduled payroll date following the date of this agreement, subject to the condition subsequent that you shall remain an active employee of the Company on November 15, 2006 (the “Vesting Date”).

Subject to the other terms of this agreement, your absolute right to retain the above payment shall vest on the Vesting Date, provided you have not been earlier terminated by the Company for Cause (as defined below), or resigned from your employment with the Company for any reason, or your employment with the Company has not been previously terminated due to your death or disability. If, prior to the Vesting Date, you are terminated by the Company for Cause, or you resign from your position of employment with the Company for any reason, or your employment with the Company has been terminated due to your death or disability, or if, notwithstanding any other provision of this agreement, you become entitled to severance under your Employment Agreement, dated as of November 3, 2005, between you and the Company (the “Employment Agreement”), at any time prior to the Vesting Date (each, a “Refund Event”), then, in any such case, you will forfeit the right to retain any portion of the subject payment, and shall return 100% of the subject payment to the Company within three (3) business days following the occurrence of a Refund Event or the Company’s written notice to you of the occurrence of such Refund Event. For purposes of this agreement, (a) the term “Cause” shall have the meaning ascribed to such term in your Employment Agreement, (b) the term “disability” shall mean your inability, by reason of physical or mental incapacity or prolonged sickness, to materially perform the essential functions of your job, with or without a reasonable accommodation by the Company, for a given period of time, such that the Company would not reasonably be likely to receive the full anticipated benefit of your services, as reasonably determined by the Company’s Board of

Directors, and (c) the term “business day” shall mean a weekday other than a U.S. Federal holiday or day on which banks in the State of Connecticut are authorized to close.

If your employment is terminated by the Company without Cause at any time on or after the date of this agreement and prior to the Vesting Date (other than as a result of your death or disability), you shall immediately fully vest in the subject payment under this agreement, subject to forfeiture of such right should the circumstances surrounding your termination entitle you to severance under your Employment Agreement, it being understood and agreed that you must refund to the Company the retention amount granted hereunder should you become entitled to contractual severance, as aforesaid, at any time prior to the Vesting Date.

Please note that the payment to you of any compensation under this agreement does not constitute or imply a contract of employment or otherwise guarantee continued employment by the Company for any particular time period, and that you remain an employee-at-will.

We look forward to your future contributions.

Sincerely,

By Order of the Board of Directors

DSL.net, Inc.

By: /s/ Walter R. Keisch
Name: Walter R. Keisch
Title: Chief Financial Officer

Acknowledged and Agreed to by:

/s/ David F. Struwas
Name: David F. Struwas
Date: July 25, 2006